UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2022 (October 5, 2022)

CRANE HOLDINGS, CO.

(Exact name of registrant as specified in its charter)

1-1657
(Commission File Number)
DELAWARE		88-0706021
(State or other jurisdiction of incorporation)		(IRS Employer Identification No.)

100 First Stamford Place, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 363-7300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $1.00	CR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced, the Board of Directors of Crane Holdings, Co. (the “Company”) has approved a plan to pursue a separation into two independent, publicly-traded companies (the “Separation”). Upon completion of the Separation, the Company’s Payment and Merchandising Technologies business will become Crane NXT, one of the independent, publicly-traded companies.

On October 5, 2022, Aaron Saak, 49 years old, was appointed to serve as Chief Executive Officer for the Crane NXT organization. In his most recent role, Mr. Saak has served as President and CEO of Mobility Solutions and President of Gilbarco Veeder-Root (GVR), a subsidiary of the Vontier Corporation (NYSE: VNT), with approximately $2 billion in revenue, 6,000 employees and sales in over 40 countries. GVR is the global technology leader serving the retail convenience market providing technologies that include point-of-sale systems, payment solutions, EV charging, digitally connected services, and field program management and repair services. Prior to leading GVR, Mr. Saak completed eight years of progressive growth with Tyco International. This included his tenure as Vice President and General Manager for the Tyco SimplexGrinnell division, a market leader in fire and security system installation and services. Additionally, Mr. Saak’s career included a ten-year tenure at General Electric with continuous expansion of roles, responsibilities, and experiences. Mr. Saak completed his B.S. in Ceramic Engineering from the University of Illinois at Urbana-Champaign, his M.S. in Industrial Engineering and Management Science from Northwestern University, and his Ph.D. in Material Science and Engineering from Northwestern University.

Mr. Saak will receive an annual base salary of $800,000, subject to annual adjustment by the Management Organization and Compensation Committee of the Board of Directors (the “Compensation Committee”), and a cash sign-on bonus of $700,000 payable in two installments and subject to Mr. Saak’s continued employment with Crane NXT. Beginning in 2023, Mr. Saak will be eligible to participate in the annual incentive plan applicable to executive officers of Crane NXT. At target performance, Mr. Saak will receive a cash payout under the annual incentive plan equal to 100% of his annual base salary. Mr. Saak’s annual incentive plan payout will be capped at 200% of target payout (or such other level as determined by the Compensation Committee).

To replace the equity compensation that will be forfeited when Mr. Saak terminates with his current employer to join Crane, Mr. Saak will receive restricted stock units having a grant date value of $2,200,000, with the restricted stock units vesting in four annual installments subject to Mr. Saak’s continued employment with Crane NXT. Mr. Saak also will be eligible for future annual equity grants under incentive compensation programs applicable to Crane NXT’s executive officers. The aggregate value of those awards will not be less than $4,000,000 for grants to be made in early 2023 as part of the 2023 long-term incentive compensation program, with amounts and forms of awards for future years to be determined by the Compensation Committee. Mr. Saak also will be eligible to participate in Crane NXT’s other benefit programs applicable to its executive officers.

If the Separation fails to close by the 18-month anniversary of Mr. Saak’s start date, the role of Chief Executive Officer Designate of Crane NXT will be eliminated, and Mr. Saak’s employment with the Company will be terminated. In that event, Mr. Saak would be eligible to receive (i) a cash severance benefit equal to two times the sum of (A) Mr. Saak’s annual base salary and (B) Mr. Saak’s target annual bonus, payable over the 24-month period following the termination of employment; (ii) a lump sum payment equal to twenty-four times the monthly cost of the Company-paid portion of certain group health insurance coverage applicable to Mr. Saak and his eligible dependents as of the date of the termination of employment; and (iii) full vesting of any Company equity awards, subject to actual performance results for the full performance periods for any awards with performance-based vesting requirements.

The foregoing is a discussion of certain terms of an offer letter entered into between the Company and Mr. Saak on October 5, 2022 (the “Offer Letter”) and is qualified in its entirety by reference to the full text of the Offer Letter, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for its fiscal year ending December 31, 2022.

Item 8.01	Other Events

On October 20, 2022, the Company issued a press release announcing, among other things, the Board’s appointment of Mr. Saak to lead the Crane NXT organization upon the effectiveness of the Company’s previously announced separation transaction. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated October 20, 2022, issued by Crane Holdings, Co.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRANE HOLDINGS, CO.

Dated: October 20, 2022	By:	/s/ Anthony M. D’Iorio
Anthony M. D’Iorio
Senior Vice President, General Counsel and Secretary

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